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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              CONGOLEUM CORPORATION
                                (Name of Issuer)

                 Class A Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                    207195108
                                 (CUSIP Number)

                                February 28, 2000
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                  CUSIP No. 207195108

(1)                Name of Reporting Persons
                   I.R.S. Identification No. of Above Person

                    The Clark Estates, Inc.
                    13-5524538

(2)                Check the Appropriate Box if a Member of a Group
                    (See Instructions)

                    (a) / /
                    (b) /X/

(3)                SEC Use Only


(4)                Citizenship or Place of Organization

                    New York

                      (5)   Sole Voting Power
    Number of
                            -0-

     Shares           (6)   Shared Voting Power
  Beneficially              388,700

    Owned by          (7)   Sole Dispositive Power
      Each
                            -0-

    Reporting         (8)   Shared Dispositive Power
   Person With              388,700


(9)                Aggregate Amount Beneficially Owned by Each Reporting Person

                    388,700

(10)               Check if the Aggregate Amount in Row (9) Excludes Certain
                    Shares (See Instructions)
                    / /


(11)               Percent of Class Represented by Amount in Row 9

                   10.2%

(12)               Type of Reporting Person (See Instructions)

                    CO


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ITEM 1(a).        NAME OF ISSUER

                           Congoleum Corporation ("Issuer")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           3705 Quakerbridge Road
                           P.O. Box 3127
                           Mercerville, New Jersey 08619-0127

ITEM 2(a).        NAME OF PERSON FILING

                           The Clark Estates, Inc. ("Reporting Person")

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                           One Rockefeller Plaza
                           31st Floor
                           New York, New York  10020

ITEM 2(c).        CITIZENSHIP

                           New York

ITEM 2(d).        TITLE OF CLASS OF SECURITIES

                           Class A Common Stock, par value $0.01 per share

ITEM 2(e).        CUSIP NUMBER

                           207195108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                           N/A

ITEM 4.           OWNERSHIP

                  (a)      Amount beneficially owned:

                           388,700 (the "Shares")

                  (b)      Percent of class:

                           10.2%


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                  (c) Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                    -0-

                           (ii)     Shared power to vote or to direct the vote

                                    388,700

                           (iii) Sole power to dispose or to direct the disposition of

                                    -0-

                           (iv) Shared power to dispose or to direct the disposition of

                                    388,700

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares. No person has an interest exceeding five percent.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  N/A


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ITEM 10.          CERTIFICATION

                  (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 28, 2000
-----------------------------
DATE


/s/ Kevin S. Moore
-----------------------------
SIGNATURE



Kevin S. Moore
President
The Clark Estates, Inc.
-----------------------------
NAME/TITLE


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